Exhibit 99.2

Perimeter Acquisition Corp. I Announces Closing of Upsized $241,500,000 Initial Public Offering

NEW YORK, May 14, 2025 – Perimeter Acquisition Corp. (Nasdaq: PMTRU) (the “Company”), a special purpose acquisition company, today announced the closing of its upsized initial public offering of 24,150,000 units at $10.00 per unit, including 3,150,000 units sold pursuant to the full exercise of the underwriter’s over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $241,500,000.

The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “PMTRU” on May 13, 2025. Each unit consists of one ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PMTR” and “PMTRW”, respectively.

Concurrently with the closing of the initial public offering, the Company closed on a private placement of 638,000 units at a price of $10.00 per unit, resulting in gross proceeds of $6,380,000. The private placement units are identical to the units sold in this offering, subject to certain limited exceptions as described in the final prospectus.

“We are proud to announce the successful completion of our initial public offering,” said Jordan Blashek, Chairman of Perimeter Acquisition Corp I. “This marks an important milestone in our mission to partner with exceptional companies at the forefront of America’s defense, national security and re-industrialization. We appreciate the strong support from our investors and remain focused on our commitment to disciplined execution and long-term value creation.”

Perimeter Acquisition Corp. I is managed by Jordan Blashek, Co-Founder and Managing Partner at America’s Frontier Fund, Joe Valdman, Managing Partner at Slate Hill Partners, and Todd Lemkin, former CIO at Canyon Capital Advisors.

Citigroup Global Markets Inc. served as the sole book-running manager for the offering.

A registration statement relating to these securities was declared effective on March 12, 2025. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 800-831-9146.

Of the net proceeds received from the consummation of the initial public offering and simultaneous private placement, $241,500,000 ($10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of May 14, 2025 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Perimeter Acquisition Corp. I

Perimeter Acquisition Corp. I is a public acquisition vehicle and intends to target companies in the defense and national security sectors where its management has extensive investment and operational experience. In addition, the Company expects to evaluate opportunities relating to technology, including opportunities at the convergence of defense, technology, and national security. The Company believes that its management team is positioned to drive ongoing value creation post-business combination and is well suited to identify opportunities that have the potential to generate attractive risk-adjusted returns for its shareholders.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor and Media Contact

Investor Contact:

Josef Valdman

jvaldman@perimeteracq.com

(512) 200-2533

Media Contact:

Bernardo Soriano

Gregory FCA for Perimeter Acquisition Corp. I

bernardo@gregoryfca.com

(914) 656-3880